Exhibit 10.1

FIRST AMENDMENT

TO THE

INVESTMENT MANAGEMENT TRUST AGREEMENT

This First Amendment (this “Amendment”) to the Trust Agreement (as defined below) is made and entered into as of February 6, 2025, by and between Aimei Health Technology Co., Ltd (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee have entered into that certain Investment Management Trust Agreement, dated December 1, 2023 (the “Trust Agreement” or “Original Agreement”);

WHEREAS, the parties hereto now desire to amend the Original Agreement as set forth herein;

WHEREAS, Section 1(i) of the Original Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein; and

WHEREAS, at an extraordinary general meeting of the Company held on __________, 2025, the Company’s shareholders approved a proposal to amend the Trust Agreement to amend the monthly fees required to be deposited into the Trust Account to extend the date by which the Company must consummate its initial business combination.

NOW THEREFORE, IT IS AGREED:

1.	Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its President, Chief Executive Officer or Chairman of the Board and Secretary or Assistant Secretary and, in the case of a Termination Letter in a form substantially similar to that attached hereto as Exhibit A, acknowledged and agreed to by the Representative, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest earned not previously released to the Company to pay its taxes payable or owed (and, in the case of Exhibit B, less up to 50,000 of interest that may be released to the Company to pay dissolution expenses), only as directed in the Termination Letter and the other documents referred to therein; provided, however, that (x) in the event that a Termination Letter has not been received by the Trustee by the 12-month anniversary of the closing of the IPO (“Closing”) or, in the event that the Company extended the time to complete the Business Combination for up to 24 months from the closing of the IPO by depositing $150,000 for all remaining public shares, for each one-month extension, but has not completed the Business Combination within the applicable monthly anniversary of the Closing (“Last Date”), or (ii) upon the end of a 30-day cure period after the date any additional amount of funds was required to be deposited in the Trust Account as a condition of any extension of the Last Date approved by the Company’s shareholders, the Trust Account shall be liquidated by the Trustee in accordance with the procedures set forth in the Termination Letter attached as Exhibit B or similar hereto (net of taxes payable or owed and less up to $50,000 of interest that may be released to the Company to pay dissolution expenses) and distributed to the Public Shareholders as of the Last Date.”

2.	Exhibit D of the Trust Agreement is hereby amended and restated in its entirety as follows:

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, N.Y. 10004

Attn: Francis Wolf and Celeste Gonzalez

Re:	Trust Account — Extension Letter

Dear Mr. Wolf and Ms. Gonzalez:

Pursuant to Section 1(l) of the Investment Management Trust Agreement dated December 1, 2023 between Aimei Health Technology Co., Ltd. (“Company”) and Continental Stock Transfer & Trust Company, as amended (the “Trust Agreement”), this is to advise you that the Company is extending the time available in order to consummate a Business Combination with the Target Businesses for an additional one (1) month, from _______ to _________ (the “Extension”).

This Extension Letter shall serve as the notice required with respect to Extension prior to the Applicable Deadline. Capitalized words used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby authorize you to deposit $150,000 for all remaining public shares, which will be wired to you, into the Trust Account investments upon receipt.

This is the ____ of up to twelve Extension Letters.

Very truly yours,

AIMEI HEALTH TECHNOLOGY CO., LTD

By:
Name:	Junheng Xie
Title:	Chief Executive Officer

cc: Spartan Capital Securities, LLC

3.	All other provisions of the Original Agreement shall remain unaffected by the terms hereof.

4.	This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature or electronic signature shall be deemed to be an original signature for purposes of this Amendment.

5.	This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 7(c) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

6.	This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

AIMEI HEALTH TECHNOLOGY CO., LTD

By:	/s/ Junheng Xie
Name:	Junheng Xie
Title:	Chief Executive Officer